Exhibit 10.1

AMENDMENT DATED JANUARY 7, 2013 TO THE
SIONIX CORPORATION 2011 EQUITY INCENTIVE PLAN

In accordance with Section 22 of that certain Sionix Corporation 2011 Equity Incentive Plan (the “Plan”), the Board of Directors of Sionix Corporation does hereby amend the Plan by deleting the first sentence of Section 3.1 which states, as amended:

3.1 Number of Shares Available. Subject to Sections 3.2 and 19, the total aggregate number of Shares reserved and available for grant and issuance pursuant to this Plan, shall be 15,000,000 Shares and will include Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but forfeited or repurchased by the Corporation at the original issue price; and (c) an Award that otherwise terminates without Shares being issued; provided, however, that at no time shall the total number of Shares issuable upon exercise of all outstanding Awards under this Plan together with all awards outstanding under any other stock option, stock award, stock bonus and similar plans and agreements of the Corporation exceed 30% (calculated in accordance 260.140.45 of Title 10 of the California Code of Regulations) based on the Corporation’s outstanding capital stock as of the date of such calculation. At all times the Corporation shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

and by replacing it with the following:

3.1 Number of Shares Available. Subject to Sections 3.2 and 19, the total aggregate number of Shares reserved and available for grant and issuance pursuant to this Plan, shall be 25,000,000 Shares and will include Shares that are subject to: (a) issuance upon exercise of an Option but cease to be subject to such Option for any reason other than exercise of such Option; (b) an Award granted hereunder but forfeited or repurchased by the Corporation at the original issue price; and (c) an Award that otherwise terminates without Shares being issued; provided, however, that at no time shall the total number of Shares issuable upon exercise of all outstanding Awards under this Plan together with all awards outstanding under any other stock option, stock award, stock bonus and similar plans and agreements of the Corporation exceed 30% (calculated in accordance 260.140.45 of Title 10 of the California Code of Regulations) based on the Corporation’s outstanding capital stock as of the date of such calculation. At all times the Corporation shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Options granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

In all other respects, the terms and conditions of the Plan shall remain the same.

WHEREFORE, this Amendment to the Sionix Corporation 2011 Equity Incentive Plan has been executed in Los Angeles, California on January 7, 2013.

SIONIX CORPORATION

By:	/s/ Kenneth Calligar
Kenneth Calligar, Interim Chief Executive Officer